Exhibit 99.1

PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc.®	Cullen Zalman
Prosperity Bank Plaza	Executive Vice President – Banking and Corporate Activities
4295 San Felipe	281.269.7199
Houston, Texas 77027	cullen.zalman@prosperitybankusa.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.®

REPORTS THIRD QUARTER

2025 EARNINGS

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Board approved increase in dividend of 3.45% to $0.60 per share for fourth quarter 2025, representing the 22nd consecutive annual increase, with a compound annual growth rate of 10.7%
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Net income of $137.6 million and earnings per share (diluted) of $1.45 for third quarter 2025
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Net income of $402.9 million, increased 15.4%, and earnings per share (diluted) of $4.23, increased 14.9%, for the nine months ended September 30, 2025 compared with the same period 2024
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Third quarter net interest margin increased 29 basis points to 3.24% compared to 2.95% for third quarter 2024
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Deposits increased $308.7 million during third quarter 2025, or 4.5% annualized
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Noninterest-bearing deposits of $9.5 billion, representing 34.3% of total deposits
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Borrowings decreased $500.0 million during third quarter 2025
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Allowance for credit losses on loans and on off-balance sheet credit exposure of $377.3 million and allowance for credit losses on loans to total loans, excluding Warehouse Purchase Program, of 1.64%(1)
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Nonperforming assets remain low at 0.36% of third quarter average interest-earning assets
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Return (annualized) on third quarter average assets of 1.44% and average tangible common equity of 13.43%(1)
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Announced the signing of a definitive merger agreement with Southwest Bancshares, Inc. headquartered in San Antonio, Texas
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Pending acquisition of American Bank Holding Corporation, Corpus Christi, Texas

HOUSTON, October 29, 2025. Prosperity Bancshares, Inc.® (NYSE: PB) (“Prosperity Bancshares”), the parent company of Prosperity Bank® (collectively, “Prosperity”), reported net income of $137.6 million for the quarter ended September 30, 2025, compared with $127.3 million for the same period in 2024. Net income per diluted common share was $1.45 for the quarter ended September 30, 2025, compared with $1.34 for the same period in 2024. The annualized return on third quarter average assets was 1.44%. Additionally, deposits increased $308.7 million during the third quarter of 2025. Nonperforming assets remain low at 0.36% of third quarter average interest-earning assets.

“In the third quarter we signed a definitive merger agreement with Southwest Bancshares, Inc., the parent company of Texas Partners Bank, headquartered in San Antonio, Texas. We are excited about this transaction as it significantly expands our San Antonio metro footprint with 4 additional branches and increased deposit market share, bolsters our presence in the Texas Hill Country and adds an experienced C&I lending team,” said David Zalman, Prosperity’s Senior Chairman and Chief Executive Officer.

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(1)
Refer to the “Notes to Selected Financial Data” at the end of this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.

“I would also be remiss not to mention how excited we are about our pending merger with American Bank Holding Corporation in Corpus Christi, Texas. The combination will strengthen our presence and operations in South Texas and surrounding areas and enhance our presence in Central Texas, including San Antonio,” continued Zalman.

“I am also pleased to announce that the Board of Directors approved increasing the fourth quarter 2025 dividend to $0.60 per share from $0.58 per share that was paid in the prior four quarters. The increase reflects the continued confidence the Board has in our company and our markets. The compound annual growth rate in dividends declared from 2003 to 2025 was 10.7%. We continue to share our success with our shareholders through the payment of dividends and opportunistic stock repurchases, while also continuing to grow our capital,” stated Zalman.

“As of October 2025, Texas boasts one of the world's strongest and most diverse economies, ranking as the 8th largest globally with a GDP of approximately $2.77 trillion in 2024. The state produces about 9.3% of U.S. GDP and continues to outpace national growth in many metrics. Although the economy is showing some signs of moderation, influenced by factors such as tariffs and immigration policies, we believe Texas remains the best state for business with a pro-business attitude and no state income tax. This is evidenced by major corporations continuing to move their operations to Texas and Oklahoma,” added Zalman.

“As of October 2025, Oklahoma's economy is demonstrating resilience and modest growth, outpacing national averages in key areas such as unemployment and population expansion despite broader U.S. slowdowns from tariffs and policy uncertainties,” continued Zalman.

“I would like to thank our customers, associates, directors and shareholders for their hard work and loyalty. Our fundamentals and resolve have never been stronger to continue to build this successful company,” concluded Zalman.

Results of Operations for the Three Months Ended September 30, 2025

Net income was $137.6 million(2) for the three months ended September 30, 2025, compared with $127.3 million(3) for the same period in 2024, an increase of $10.3 million or 8.1%. Net income per diluted common share was $1.45 for the three months ended September 30, 2025, compared with $1.34 for the same period in 2024, an increase of 8.2%. The changes were primarily due to an increase in net interest income, partially offset by an increase in provision for income taxes. On a linked quarter basis, net income was $137.6 million(2) for the three months ended September 30, 2025, compared with $135.2 million(4) for the three months ended June 30, 2025, an increase of $2.4 million or 1.8%. Net income per diluted common share was $1.45 for the three months ended September 30, 2025, compared with $1.42 for the three months ended June 30, 2025. Annualized returns on average assets, average common equity and average tangible common equity for the three months ended September 30, 2025, were 1.44%, 7.18% and 13.43%(1), respectively. Prosperity’s efficiency ratio (excluding net gains and losses on the sale, write-down or write-up of assets and securities) was 44.06%(1) for the three months ended September 30, 2025.

Net interest income before provision for credit losses was $273.4 million for the three months ended September 30, 2025, compared with $261.7 million for the same period in 2024, an increase of $11.7 million or 4.5%. The change was primarily due to a decrease in the average balances and average rates on other borrowings and a decrease in the average rates on interest-bearing deposits, partially offset by a decrease in the average balances and average rates on federal funds sold and other earning assets, a decrease in the average balances and average rates on loans and a decrease in loan discount accretion of $2.0 million. Net interest income before provision for credit losses increased $5.7 million or 2.1% to $273.4 million for the three months ended September 30, 2025, compared with $267.7 million for the three months ended June 30, 2025, primarily due to one extra day during the current quarter and a decrease in the average balances for other borrowings.

The net interest margin on a tax equivalent basis was 3.24% for the three months ended September 30, 2025, compared with 2.95% for the same period in 2024. The change was primarily due to a decrease in the average balances and average rates on other borrowings and a decrease in the average rates on interest-bearing deposits, partially offset by a decrease in the average balances and average rates

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(2)
Includes purchase accounting adjustments of $2.6 million, net of tax, primarily comprised of loan discount accretion of $2.9 million for the three months ended September 30, 2025.
(3)
Includes purchase accounting adjustments of $4.3 million, net of tax, primarily comprised of loan discount accretion of $4.8 million for the three months ended September 30, 2024.
(4)
Includes purchase accounting adjustments of $2.8 million, net of tax, primarily comprised of loan discount accretion of $3.1 million for the three months ended June 30, 2025.
(5)
Includes purchase accounting adjustments of $8.5 million, net of tax, primarily comprised of loan discount accretion of $9.3 million for the nine months ended September 30, 2025.
(6)
Includes purchase accounting adjustments of $12.4 million, net of tax, primarily comprised of loan discount accretion of $13.9 million, merger related provision for credit losses of $9.1 million, merger related expenses of $4.4 million, FDIC special assessment of $3.6 million, and net gain on sale or write-up of securities of $11.2 million for the nine months ended September 30, 2024.

on federal funds sold and other earning assets, a decrease in the average balances and average rates on loans and a decrease in loan discount accretion of $2.0 million. The net interest margin on a tax equivalent basis was 3.24% for the three months ended September 30, 2025, compared with 3.18% for the three months ended June 30, 2025, primarily due to a decrease in the average balances for other borrowings.

Noninterest income was $41.2 million for the three months ended September 30, 2025, compared with $41.1 million for the same period in 2024. Noninterest income was $41.2 million for the three months ended September 30, 2025, compared with $43.0 million for the three months ended June 30, 2025, a decrease of $1.7 million. The change was primarily due to a decrease in net gain on sale or write-down of assets.

Noninterest expense was $138.6 million for the three months ended September 30, 2025, compared with $140.3 million for the same period in 2024, a decrease of $1.7 million, primarily due to a decrease in other noninterest expense. Noninterest expense was $138.6 million for the three months ended September 30, 2025, and the three months ended June 30, 2025.

Results of Operations for the Nine Months Ended September 30, 2025

For the nine months ended September 30, 2025, net income was $402.9 million(5) compared with $349.3 million(6) for the same period in 2024, an increase of $53.6 million or 15.4%. Net income per diluted common share was $4.23 for the nine months ended September 30, 2025, compared with $3.68 for the same period in 2024, an increase of 14.9%. The changes were primarily due to an increase in net interest income, lower merger related provision and expenses, and lower regulatory assessments and FDIC insurance, partially offset by a decrease in net gain on sale or write-up of securities. Returns on average assets, average common equity and average tangible common equity for the nine months ended September 30, 2025, were 1.40%, 7.08% and 13.36%(1), respectively.

Net interest income before provision for credit losses for the nine months ended September 30, 2025, was $806.5 million compared with $758.7 million for the same period in 2024, an increase of $47.8 million or 6.3%. The change was primarily due to a decrease in the average balances and average rates on other borrowings and a decrease in the average rates on interest-bearing deposits, partially offset by a decrease in the average balances on investment securities, a decrease in the average balances and average rates on federal funds sold and other earning assets, a decrease in loan discount accretion of $4.6 million and a decrease in the average balances on loans.

The net interest margin on a tax equivalent basis for the nine months ended September 30, 2025, was 3.19% compared with 2.86% for the same period in 2024. The change was primarily due to a decrease in the average balances and average rates on other borrowings and a decrease in the average rates on interest-bearing deposits, partially offset by a decrease in the average balances on investment securities, a decrease in the average balances and average rates on federal funds sold and other earning assets, a decrease in loan discount accretion of $4.6 million and a decrease in the average balances on loans.

Noninterest income was $125.5 million for the nine months ended September 30, 2025, compared with $126.0 million for the same period in 2024.

Noninterest expense was $417.5 million for the nine months ended September 30, 2025, compared with $429.0 million for the same period in 2024, a decrease of $11.5 million or 2.7%, primarily due to decreases in regulatory assessment and FDIC insurance, merger related expenses and other noninterest expense.

Balance Sheet Information

Prosperity had $38.330 billion in total assets at September 30, 2025, compared with $38.417 billion at June 30, 2025, and $40.115 billion at September 30, 2024. The decrease was primarily due to the reduction in borrowings by $1.50 billion from September 30, 2024 to September 30, 2025.

Loans were $22.028 billion at September 30, 2025, a decrease of $169.6 million from $22.197 billion at June 30, 2025. Loans decreased $353.1 million from $22.381 billion at September 30, 2024.

Loans, excluding Warehouse Purchase Program loans, were $20.750 billion at September 30, 2025, compared with $20.910 billion at June 30, 2025, a decrease of $160.4 million, and compared with $21.152 billion at September 30, 2024, a decrease of $402.6 million.

Deposits were $27.782 billion at September 30, 2025, an increase of $308.7 million or 1.1% from $27.473 billion at June 30, 2025. Deposits decreased $305.5 million from $28.088 billion at September 30, 2024.

Asset Quality

Nonperforming assets totaled $119.6 million or 0.36% of quarterly average interest-earning assets at September 30, 2025, compared with $110.5 million or 0.33% of quarterly average interest-earning assets at June 30, 2025, and $89.9 million or 0.25% of quarterly average interest-earning assets at September 30, 2024, with a significant portion of the balance for each period attributable to acquired loans.

The allowance for credit losses on loans and off-balance sheet credit exposures was $377.3 million at September 30, 2025, compared with $383.7 million at June 30, 2025, and $392.0 million at September 30, 2024. There was no provision for credit losses for the three and nine months ended September 30, 2025, compared to no provision for credit losses for the three months ended September 30, 2024, and a $9.1 million provision for credit losses for the nine months ended September 30, 2024.

The allowance for credit losses on loans was $339.6 million or 1.54% of total loans at September 30, 2025, compared with $346.1 million or 1.56% of total loans at June 30, 2025, and $354.4 million or 1.58% of total loans at September 30, 2024. Excluding Warehouse Purchase Program loans, the allowance for credit losses on loans to total loans was 1.64%(1) at September 30, 2025, compared with 1.66%(1) at June 30, 2025, and 1.68%(1) at September 30, 2024.

Net charge-offs were $6.5 million for the three months ended September 30, 2025, compared with net charge-offs of $3.0 million for the three months ended June 30, 2025, and net charge-offs of $5.5 million for the three months ended September 30, 2024. For the three months ended September 30, 2025, $4.5 million of reserves on resolved purchased credit deteriorated (“PCD”) loans without any related charge-offs were released to the general reserve.

Net charge-offs were $12.2 million for the nine months ended September 30, 2025, compared with net charge-offs of $12.0 million for the nine months ended September 30, 2024. For the nine months ended September 30, 2025, $15.0 million of reserves on resolved PCD loans without any related charge-offs were released to the general reserve.

Dividend

Prosperity Bancshares declared a fourth quarter 2025 cash dividend of $0.60 per share to be paid on January 2, 2026, to all shareholders of record as of December 15, 2025, an increase of $0.02 per share, or 3.45%, from the prior quarter.

Stock Repurchase Program

On January 21, 2025, Prosperity Bancshares announced a stock repurchase program under which up to 5%, or approximately 4.8 million shares, of its outstanding common stock may be acquired over a one-year period expiring on January 21, 2026, at the discretion of management. Under its 2025 stock repurchase program, Prosperity Bancshares repurchased 299,318 shares of its common stock at an average weighted price of $66.62 per share during the three and nine months ended September 30, 2025.

Agreement to Acquire Southwest Bancshares, Inc.

On October 1, 2025, Prosperity Bancshares and Southwest Bancshares, Inc. (“Southwest) jointly announced the signing of a definitive merger agreement (the “Prosperity/Southwest Merger Agreement”) whereby Southwest, a Texas corporation and bank holding company of Texas Partners Bank (“Texas Partners”), will merge with and into Prosperity Bancshares and Texas Partners will merge with and into Prosperity Bank. Texas Partners operates 11 banking offices in Central Texas including its main office in San Antonio, and banking offices in the San Antonio area, Austin and the Hill Country. As of June 30, 2025, Southwest, on a consolidated basis, reported total assets of $2.354 billion, total loans of $1.890 billion and total deposits of $2.129 billion.

Under the terms and subject to the conditions of the Prosperity/Southwest Merger Agreement, Prosperity Bancshares will issue 4,062,520 shares of Prosperity Bancshares common stock for all outstanding shares of Southwest common stock and restricted stock awards, subject to certain potential adjustments. Southwest warrants and in-the-money Southwest stock options that are outstanding at the closing will be converted into cash payments based on the value of the merger consideration (less the applicable exercise price), as calculated pursuant to the terms of the Prosperity/Southwest Merger Agreement. Based on Prosperity Bancshares’s closing price of $65.97 on September 29, 2025, the total consideration was valued at approximately $268.9 million. The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval by the shareholders of Southwest. The transaction is expected to close during the first quarter of 2026.

Pending Acquisition of American Bank Holding Corporation

On July 18, 2025, Prosperity Bancshares and American Bank Holding Corporation (“American”) jointly announced the signing of a definitive merger agreement (the “Prosperity/American Merger Agreement”) whereby American, a Texas corporation and bank holding company of American Bank, N.A. (“American Bank”), will merge with and into Prosperity Bancshares and American Bank will merge with and into Prosperity Bank. American Bank operates 18 banking offices and 2 loan production offices in South and Central Texas including its main office in Corpus Christi, and banking offices in San Antonio, Austin, Victoria and the greater Corpus Christi area including Port Aransas and Rockport and a loan production office in Houston, Texas. As of June 30, 2025, American, on a consolidated basis, reported total assets of $2.553 billion, total loans of $1.798 billion and total deposits of $2.293 billion.

Under the terms and subject to the conditions of the Prosperity/American Merger Agreement, Prosperity Bancshares will issue 4,439,981 shares of Prosperity Bancshares common stock for all outstanding shares of American common stock, subject to certain potential adjustments. Based on Prosperity Bancshares’ closing price of $72.40 on July 16, 2025, the total consideration was valued at approximately $321.5 million. The transaction is subject to customary closing conditions, including the receipt of required regulatory approvals and approval of the shareholders of American. The transaction is expected to close during the fourth quarter of 2025 or the first quarter of 2026.

Conference Call

Prosperity’s management team will host a conference call on Wednesday, October 29, 2025, at 11:30 a.m. Eastern Time (10:30 a.m. Central Time) to discuss Prosperity’s third quarter 2025 earnings. Individuals and investment professionals may participate in the call by dialing 877-883-0383 for domestic participants, or 412-902-6506 for international participants. The participant elite entry number is 2818776.

Alternatively, individuals may listen to the live webcast of the presentation by visiting Prosperity’s website at www.prosperitybankusa.com. The webcast may be accessed from Prosperity’s Investor Relations page by selecting “Presentations, Webcasts & Calls” from the menu and following the instructions.

Non-GAAP Financial Measures

Prosperity’s management uses certain non-GAAP financial measures to evaluate its performance. Specifically, for internal planning and forecasting purposes, Prosperity reviews each of diluted earnings per share, return on average assets, return on average common equity, and return on average tangible common equity, in each case excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, Federal Deposit Insurance Corporation (“FDIC”) special assessment, net of tax, and net gain on the sale or write-up of securities, net of tax; return on average tangible common equity; tangible book value per share; the tangible equity to tangible assets ratio; allowance for credit losses to total loans excluding Warehouse Purchase Program loans; the efficiency ratio, excluding net gains and losses on the sale, write-down or write-up of assets and securities; and the efficiency ratio, excluding net gains and losses on the sale, write-down or write-up of assets and securities, merger related expenses, and FDIC special assessment. Prosperity believes these non-GAAP financial measures provide information useful to investors in understanding Prosperity’s financial results and their presentation, together with the accompanying reconciliations, provides a more complete understanding of factors and trends affecting Prosperity’s business and allows investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. Further, Prosperity believes that these non-GAAP financial measures provide useful information by excluding certain items that may not be indicative of its core operating earnings and business outlook. These non-GAAP financial measures should not be considered a substitute for, nor of greater importance than, GAAP basis financial measures and results; Prosperity strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. Please refer to the “Notes to Selected Financial Data” at the end of this Earnings Release for a reconciliation of these non-GAAP financial measures to the nearest respective GAAP financial measures.

Prosperity Bancshares, Inc. ®

As of September 30, 2025, Prosperity Bancshares, Inc.® is a $38.330 billion Houston, Texas based regional financial holding company providing personal banking services and investments to consumers and businesses throughout Texas and Oklahoma. Founded in 1983, Prosperity believes in a community banking philosophy, taking care of customers, businesses and communities in the areas it serves by providing financial solutions to simplify everyday financial needs. In addition to offering traditional deposit and loan products, Prosperity offers digital banking solutions, credit and debit cards, mortgage services, retail brokerage services, trust and wealth management, and treasury management.

Prosperity currently operates 283 full-service banking locations: 62 in the Houston area, including The Woodlands; 33 in the South Texas area including Corpus Christi and Victoria; 61 in the Dallas/Fort Worth area; 22 in the East Texas area; 31 in the Central Texas area including Austin and San Antonio; 45 in the West Texas area including Lubbock, Midland-Odessa, Abilene, Amarillo and Wichita Falls; 15 in the Bryan/College Station area; 6 in the Central Oklahoma area; and 8 in the Tulsa, Oklahoma area.

Cautionary Notes on Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by Prosperity’s management on the conference call may contain, statements regarding the proposed transactions between (1) Prosperity Bancshares, Inc. (“Prosperity”) and Southwest Bancshares, Inc. (“Southwest”) and (2) Prosperity and American Bank Holding Corporation (“American”); future financial and operating results; benefits and synergies of the transactions; future opportunities for Prosperity; the issuances of common stock of Prosperity contemplated by the Agreement and Plan of Merger by and between Prosperity and Southwest (the “Prosperity/Southwest Merger Agreement”) and the Agreement and Plan of Merger by and between Prosperity and American (the “Prosperity/American Merger Agreement” and, together with the Prosperity/Southwest Merger Agreement, the “Merger Agreements”); in connection with the proposed transaction between Prosperity and Southwest, the expected filing by Prosperity with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4 (the “Prosperity/Southwest Registration Statement”) and a prospectus of Prosperity and a proxy statement of Southwest to be included therein (the “Prosperity/Southwest Proxy Statement/Prospectus”); in connection with the proposed transaction between Prosperity and American, a registration statement on Form S-4 (the “Prosperity/American Registration Statement” and, together with the Prosperity/Southwest Registration Statement, the “Registration Statements”) and a preliminary prospectus of Prosperity and a proxy statement of American included therein (the “Prosperity/American Proxy Statement/ Prospectus” and, together with the Southwest Proxy Statement/ Prospectus, the “Proxy Statement/ Prospectuses”), which registration statement was filed with the SEC on September 17, 2025, and amended on September 30, 2025; the expected timing of the closing of the proposed transactions; the ability of the parties to complete the proposed transactions considering the various closing conditions and any other statements about future expectations that constitute forward-looking statements within the meaning of the federal securities laws, including the meaning of the Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. From time to time, oral or written forward-looking statements may also be included in other information released to the public. Such forward-looking statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may,” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. Forward-looking statements include all statements other than statements of historical fact, including forecasts or trends, and are based on current expectations, assumptions, estimates, and projections about Prosperity and its subsidiaries or related to the proposed transactions between (1) Prosperity and Southwest and (2) Prosperity and American and are subject to significant risks and uncertainties that could cause actual results to differ materially from the results expressed in such statements.

These forward-looking statements may include information about Prosperity’s possible or assumed future economic performance or future results of operations, including future revenues, income, expenses, provision for credit losses, provision for taxes, effective tax rate, earnings per share and cash flows and Prosperity’s future capital expenditures and dividends, future financial condition and changes therein, including changes in Prosperity’s loan portfolio and allowance for credit losses, future capital structure or changes therein, as well as the plans and objectives of management for Prosperity’s future operations, future or proposed acquisitions, the future or expected effect of acquisitions on Prosperity’s operations, results of operations, financial condition, and future economic performance, statements about the anticipated benefits of each of the proposed transactions, and statements about the assumptions underlying any such statement.

These forward-looking statements are not guarantees of future performance and are based on expectations and assumptions Prosperity currently believes to be valid. Because forward-looking statements relate to future results and occurrences, many of which are outside of Prosperity’s control, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. These risks and uncertainties include, but are not limited to, whether Prosperity can: successfully identify acquisition targets and integrate the businesses of acquired companies and banks; continue to sustain its current internal growth rate or total growth rate; provide products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its sales objectives. Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); a deterioration or downgrade in the credit quality and credit agency ratings of the securities in Prosperity’s securities portfolio; customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate, interest rate and commodity price fluctuations; changes in trade policies by the United States or other countries, such as tariffs or retaliatory tariffs; and

the effect, impact, potential duration or other implications of weather and climate-related events. Many possible events or factors could adversely affect the future financial results and performance of Prosperity, Southwest or American or the combined company and could cause those results or performance to differ materially from those expressed in or implied by the forward-looking statements. Such risks and uncertainties include, among others: (1) the risk that the cost savings and synergies from the transactions may not be fully realized or may take longer than anticipated to be realized, (2) disruption to Prosperity’s, Southwest’s and American’s businesses as a result of the announcements and pendency of the transactions, (3) the risk that the integration of Southwest’s and/or American’s businesses and operations into Prosperity, will be materially delayed or will be more costly or difficult than expected, or that Prosperity is otherwise unable to successfully integrate Southwest’s and/or American’s business into its own, including as a result of unexpected factors or events, (4) the failure to obtain the necessary approval by the shareholders of Southwest and/or American, (5) the ability by each of Prosperity, Southwest and/or American to obtain required governmental approvals of the transactions on the timeline expected, or at all, and the risk that such approvals may result in the imposition of conditions that could adversely affect Prosperity after the closing of the transactions or adversely affect the expected benefits of the transactions, (6) reputational risk and the reaction of each company’s customers, suppliers, employees or other business partners to the transactions, (7) the failure of the closing conditions in the applicable Merger Agreements to be satisfied, or any unexpected delay in closing the transactions or the occurrence of any event, change or other circumstances that could give rise to the termination of the applicable Merger Agreements, (8) the dilution caused by the issuances of additional shares of Prosperity’s common stock in the transactions, (9) the possibility that the transactions may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (10) the outcome of any legal or regulatory proceedings that may be currently pending or later instituted against Prosperity before or after any of the transactions, or against Southwest or American, (11) diversion of management’s attention from ongoing business operations and (12) general competitive, economic, political and market conditions and other factors that may affect future results of Prosperity, Southwest and American. Prosperity disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. These and various other factors are discussed in Prosperity’s Annual Report on Form 10-K, Quarterly Reports on Form 10- Q, and Current Reports on Form 8-K, in each case filed with the SEC, and other reports and statements Prosperity has filed with the SEC. Copies of the SEC filings for Prosperity may be downloaded from the Internet at no charge from http://www.prosperitybankusa.com.

Additional Information about the Transactions and Where to Find It

Prosperity intends to file with the SEC the Prosperity/Southwest Registration Statement on Form S-4 to register the shares of Prosperity common stock to be issued to the shareholders of Southwest in connection with Prosperity’s and Southwest’s proposed transaction. The Prosperity/Southwest Registration Statement will include the Prosperity/Southwest Proxy Statement/Prospectus which will be sent to the shareholders of Southwest in connection with the proposed transaction. This communication is not a substitute for the Prosperity/Southwest Proxy Statement/Prospectus or any other document which Prosperity may file with the SEC. In connection with Prosperity’s and American’s proposed transaction, Prosperity has filed with the SEC on September 17, 2025 the Prosperity/American Registration Statement on Form S-4, as amended on September 30, 2025, (the “Amended Prosperity/American Registration Statement”) (which Amended Prosperity/American Registration Statement was declared effective by the SEC on September 30, 2025), to register the shares of Prosperity common stock to be issued to the shareholders of American in connection with Prosperity’s and American’s proposed transaction. The Prosperity/American Proxy Statement/Prospectus will be delivered to shareholders of American. Prosperity may also file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for the Prosperity/American Proxy Statement/Prospectus or Amended Prosperity/American Registration Statement or any other document which Prosperity may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE APPLICABLE REGISTRATION STATEMENT ON FORM S-4, THE APPLICABLE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE APPLICABLE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTIONS OR INCORPORATED BY REFERENCE INTO THE APPLICABLE PROXY/STATEMENT PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PROSPERITY, SOUTHWEST, AMERICAN AND THE APPLICABLE PROPOSED TRANSACTIONS. Investors and security holders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. You will also be able to obtain these documents, free of charge, from Prosperity at http://www.prosperitybankusa.com. Copies of the Prosperity/American Proxy Statement/Prospectus (and the Prosperity/Southwest Proxy Statement/Prospectus, when it becomes available), can also be obtained, free of charge, by directing a request by telephone or mail to Prosperity Bancshares, Inc., Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027 Attn: Investor Relations, (281) 269-7199, or with respect to the Prosperity/American Proxy Statement/Prospectus, to American Bank Holding Corporation, 800 North Shoreline Boulevard, Corpus Christi, Texas 78401, Attn: Stephen Raffaele, (512) 306-5550 or, with respect to the Prosperity/Southwest Proxy Statement/Prospectus, Southwest Bancshares, Inc., 1900 NW Loop 410, San Antonio, Texas 78213, Attention: Investor Relations, (210) 807-5511, as applicable.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute an offer to subscribe for, buy or sell, or the solicitation of an offer to subscribe for, buy or sell, or an invitation to subscribe for, buy or sell any securities or a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, invitation, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, and otherwise in accordance with applicable law.

Bryan/College Station Area	Grapevine	Seven Points	Shadow Creek	North University
Bryan	Grapevine Main	Teague	Spring	Texas Tech Student Union
Bryan-29th Street	Kiest	Tyler-Beckham	Tomball
Bryan-East	Lake Highlands	Tyler-South Broadway	Waller	Midland
Bryan-North	McKinney	Tyler-University	West Columbia	North
Caldwell	McKinney Eldorado	Winnsboro	Wharton	Wadley
College Station	McKinney Redbud		Winnie	Wall Street
Hearne	North Carrolton	Houston Area	Wirt	West
Huntsville	Park Cities	Houston
Madisonville	Plano	Aldine	South Texas Area -	Odessa
Navasota	Plano-West	Alief	Corpus Christi	Grant
New Waverly	Preston Forest	Bellaire	Calallen	Kermit Highway
Rock Prairie	Preston Parker	Beltway	Carmel	Parkway
Southwest Parkway	Preston Royal	Clear Lake	Northwest
Tower Point	Red Oak	Copperfield	Saratoga	San Angelo
Wellborn Road	Richardson	Cypress	Timbergate	College Hills
	Richardson-West	Downtown	Water Street	Sherwood Way
Central Texas Area	Rosewood Court	Eastex
Austin	The Colony	Fairfield	Victoria	Wichita Falls
Cedar Park	Tollroad	First Colony	Victoria Main	Cattlemans
Congress	Trinity Mills	Fry Road	Victoria-Navarro	Kell
Lakeway	Turtle Creek	Gessner	Victoria-North
Liberty Hill	West 15th Plano	Gladebrook	Victoria Salem	Other West Texas Area
Northland	West Allen	Grand Parkway		Locations
Oak Hill	Westmoreland	Heights	Other South Texas Area	Big Spring
Research Blvd	Wylie	Highway 6 West	Locations	Big Spring - East
Westlake		Little York	Alice	Brownfield
	Fort Worth	Medical Center	Aransas Pass	Brownwood
Other Central Texas Area	Haltom City	Memorial Drive	Bay City	Burkburnett
Locations	Hulen	Northside	Beeville	Byers
Bastrop	Keller	Pasadena	Colony Creek	Cisco
Canyon Lake	Museum Place	Pecan Grove	Cuero	Comanche
Dime Box	Renaissance Square	Pin Oak	East Bernard	Early
Dripping Springs	Roanoke	River Oaks	Edna	Floydada
Elgin	Stockyards	Sugar Land	El Campo	Gorman
Flatonia		SW Medical Center	Goliad	Henrietta
Fredericksburg	Other Dallas/Fort Worth Area	Tanglewood	Gonzales	Levelland
Georgetown	Locations	The Plaza	Hallettsville	Littlefield
Gruene	Arlington	Uptown	Kingsville	Merkel
Horseshoe Bay	Azle	Waugh Drive	Mathis	Plainview
Kingsland	Ennis	Westheimer	Padre Island	Slaton
La Grange	Gainesville	West University	Palacios	Snyder
Lexington	Glen Rose	Woodcreek	Port Lavaca
Marble Falls	Granbury		Portland	Oklahoma
New Braunfels	Grand Prairie	Katy	Rockport	Central Oklahoma Area
Pleasanton	Jacksboro	Cinco Ranch	Sinton	Oklahoma City
Round Rock	Mesquite	Katy-Spring Green	Taft	23rd Street
San Antonio	Muenster		Yoakum	Expressway
Schulenburg	Runaway Bay	The Woodlands	Yorktown	I-240
Seguin	Sanger	The Woodlands-College Park		Memorial
Smithville	Waxahachie	The Woodlands-I-45	West Texas Area
Thorndale	Weatherford	The Woodlands-Research Forest	Abilene	Other Central Oklahoma Area
Weimar			Antilley Road	Locations
	East Texas Area	Other Houston Area	Barrow Street	Edmond
Dallas/Fort Worth Area	Athens	Locations	Cypress Street	Norman
Dallas	Blooming Grove	Angleton	Judge Ely
14th Street Plano	Canton	Beaumont	Mockingbird	Tulsa Area
Abrams Centre	Carthage	Cleveland		Tulsa
Addison	Corsicana	Dayton	Amarillo	Garnett
Allen	Crockett	Galveston	Hillside	Harvard
Balch Springs	Eustace	Groves	Soncy	Memorial
Camp Wisdom	Gilmer	Hempstead		Sheridan
Carrollton	Grapeland	Hitchcock	Lubbock	S. Harvard
Cedar Hill	Gun Barrel City	Liberty	4th Street	Utica Tower
Coppell	Jacksonville	Magnolia	66th Street	Yale
East Plano	Kerens	Magnolia Parkway	82nd Street
Frisco	Longview	Mont Belvieu	86th Street	Other Tulsa Area Locations
Frisco Warren	Mount Vernon	Nederland	110th Street	Owasso
Frisco-West	Palestine	Needville	Avenue Q
Garland	Rusk	Rosenberg	Milwaukee

- - -

Prosperity Bancshares, Inc.®

Financial Highlights (Unaudited)

(In thousands)

	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024
Balance Sheet Data (at period end)
Loans held for sale	$11,297	$6,004	$9,764	$10,690	$6,113
Loans held for investment	20,738,294	20,903,944	20,909,913	21,057,616	21,146,033
Loans held for investment - Warehouse Purchase Program	1,278,178	1,287,440	1,057,893	1,080,903	1,228,706
Total loans	22,027,769	22,197,388	21,977,570	22,149,209	22,380,852

Investment securities(A)	10,232,462	10,608,104	10,792,731	11,094,424	11,300,756
Federal funds sold	210	197	221	292	208
Allowance for credit losses on loans	(339,626)	(346,084)	(349,101)	(351,805)	(354,397)
Cash and due from banks	1,766,115	1,304,993	1,694,637	1,972,175	2,209,863
Goodwill	3,503,127	3,503,127	3,503,127	3,503,129	3,504,388
Core deposit intangibles, net	55,194	58,796	62,406	66,047	70,178
Other real estate owned	13,750	7,874	8,012	5,701	5,757
Fixed assets, net	378,776	374,602	373,273	371,238	373,812
Other assets	692,692	708,355	701,799	756,328	623,903
Total assets	$38,330,469	$38,417,352	$38,764,675	$39,566,738	$40,115,320

Noninterest-bearing deposits	$9,522,028	$9,426,657	$9,675,915	$9,798,438	$9,811,361
Interest-bearing deposits	18,260,066	18,046,754	18,350,884	18,582,900	18,276,250
Total deposits	27,782,094	27,473,411	28,026,799	28,381,338	28,087,611
Other borrowings	2,400,000	2,900,000	2,700,000	3,200,000	3,900,000
Securities sold under repurchase agreements	185,797	183,572	216,086	221,913	228,896
Allowance for credit losses on off-balance sheet credit exposures	37,646	37,646	37,646	37,646	37,646
Other liabilities	259,994	222,987	267,083	287,346	499,918
Total liabilities	30,665,531	30,817,616	31,247,614	32,128,243	32,754,071
Shareholders' equity(B)	7,664,938	7,599,736	7,517,061	7,438,495	7,361,249
Total liabilities and equity	$38,330,469	$38,417,352	$38,764,675	$39,566,738	$40,115,320

(A) Includes $(1,987), $(1,657), $(1,374), $(2,056) and $(1,070) in unrealized losses on available for sale securities for the quarterly periods ended September 30, 2025, June 30, 2025, March 31, 2025, December 31, 2024 and September 30, 2024 respectively.

(B) Includes $(1,570), $(1,309), $(1,085), $(1,624) and $(845) in after-tax unrealized losses on available for sale securities for the quarterly periods ended September 30, 2025, June 30, 2025, March 31, 2025, December 31, 2024 and September 30, 2024, respectively.

Prosperity Bancshares, Inc.®

Financial Highlights (Unaudited)

(In thousands)

	Three Months Ended					Year-to-Date
	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Income Statement Data
Interest income:
Loans	$329,445	$325,490	$319,023	$333,055	$337,451	$973,958	$980,107
Securities(C)	58,207	57,836	57,886	58,260	59,617	173,929	188,466
Federal funds sold and other earning assets	10,455	9,438	15,896	19,630	20,835	35,789	44,195
Total interest income	398,107	392,764	392,805	410,945	417,903	1,183,676	1,212,768

Interest expense:
Deposits	95,965	93,790	95,597	102,050	107,758	285,352	306,574
Other borrowings	27,613	30,101	30,492	39,620	46,792	88,206	142,020
Securities sold under repurchase agreements	1,094	1,151	1,334	1,501	1,662	3,579	5,453
Total interest expense	124,672	125,042	127,423	143,171	156,212	377,137	454,047
Net interest income	273,435	267,722	265,382	267,774	261,691	806,539	758,721
Provision for credit losses	—	—	—	—	—	—	9,066
Net interest income after provision for credit losses	273,435	267,722	265,382	267,774	261,691	806,539	749,655

Noninterest income:
Nonsufficient funds (NSF) fees	9,805	8,885	9,147	9,960	9,016	27,837	25,457
Credit card, debit card and ATM card income	9,446	9,761	8,739	9,443	9,620	27,946	27,865
Service charges on deposit accounts	7,317	7,645	7,408	6,992	6,664	22,370	19,506
Trust income	3,526	3,859	3,601	3,514	3,479	10,986	11,236
Mortgage income	931	965	1,009	779	962	2,905	2,317
Brokerage income	1,328	1,225	1,262	1,063	1,258	3,815	3,679
Bank owned life insurance income	2,111	1,985	2,115	2,020	2,028	6,211	5,960
Net gain (loss) on sale or write-down of assets	3	1,414	(235)	584	3,178	1,182	2,240
Net gain on sale or write-up of securities	—	—	—	—	224	—	11,245
Other noninterest income	6,771	7,243	8,255	5,482	4,670	22,269	16,467
Total noninterest income	41,238	42,982	41,301	39,837	41,099	125,521	125,972

Noninterest expense:
Salaries and benefits	87,949	87,296	89,476	88,631	88,367	264,721	263,722
Net occupancy and equipment	9,395	9,168	9,146	8,957	9,291	27,709	26,829
Credit and debit card, data processing and software amortization	12,515	12,056	11,422	12,342	11,985	35,993	34,958
Regulatory assessments and FDIC insurance	5,198	5,508	5,789	5,789	5,726	16,495	21,581
Core deposit intangibles amortization	3,602	3,610	3,641	4,131	4,146	10,853	11,539
Depreciation	4,966	4,779	4,774	4,791	4,741	14,519	14,263
Communications	3,480	3,507	3,473	3,450	3,360	10,460	10,247
Other real estate expense	314	204	140	255	12	658	268
Net (gain) loss on sale or write-down of other real estate	(81)	(222)	(30)	(610)	(97)	(333)	(204)
Merger related expenses	62	—	—	—	63	62	4,444
Other noninterest expense	11,235	12,659	12,470	13,809	12,744	36,364	41,381
Total noninterest expense	138,635	138,565	140,301	141,545	140,338	417,501	429,028
Income before income taxes	176,038	172,139	166,382	166,066	162,452	514,559	446,599
Provision for income taxes	38,482	36,984	36,157	35,990	35,170	111,623	97,289
Net income available to common shareholders	$137,556	$135,155	$130,225	$130,076	$127,282	$402,936	$349,310

(C) Interest income on securities was reduced by net premium amortization of $2,877, $4,926, $5,027, $5,609 and $5,574 for the three months ended September 30, 2025, June 30, 2025, March 31, 2025, December 31, 2024 and September 30, 2024, respectively, and $12,830 and $17,227 for the nine months ended September 30, 2025 and 2024, respectively.

Prosperity Bancshares, Inc. ®

Financial Highlights (Unaudited)

(Dollars and share amounts in thousands, except per share data and market prices)

	Three Months Ended					Year-to-Date
	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024

Profitability
Net income (D) (E)	$137,556	$135,155	$130,225	$130,076	$127,282	$402,936	$349,310

Basic earnings per share	$1.45	$1.42	$1.37	$1.37	$1.34	$4.23	$3.68
Diluted earnings per share	$1.45	$1.42	$1.37	$1.37	$1.34	$4.23	$3.68

Return on average assets (F) (J)	1.44%	1.41%	1.34%	1.31%	1.28%	1.40%	1.16%
Return on average common equity (F) (J)	7.18%	7.13%	6.94%	7.00%	6.93%	7.08%	6.40%
Return on average tangible common equity (F) (G) (J)	13.43%	13.44%	13.23%	13.50%	13.50%	13.36%	12.43%
Tax equivalent net interest margin (D) (E) (H)	3.24%	3.18%	3.14%	3.05%	2.95%	3.19%	2.86%
Efficiency ratio (G) (I) (K)	44.06%	44.80%	45.71%	46.10%	46.87%	44.85%	49.25%

Liquidity and Capital Ratios
Equity to assets	20.00%	19.78%	19.39%	18.80%	18.35%	20.00%	18.35%
Common equity tier 1 capital	17.53%	17.10%	16.92%	16.42%	15.84%	17.53%	15.84%
Tier 1 risk-based capital	17.53%	17.10%	16.92%	16.42%	15.84%	17.53%	15.84%
Total risk-based capital	18.78%	18.35%	18.17%	17.67%	17.09%	18.78%	17.09%
Tier 1 leverage capital	11.90%	11.62%	11.20%	10.82%	10.52%	11.90%	10.52%
Period end tangible equity to period end tangible assets (G)	11.81%	11.58%	11.23%	10.75%	10.36%	11.81%	10.36%

Other Data
Weighted-average shares used in computing earnings per common share
Basic	95,093	95,277	95,266	95,264	95,261	95,211	94,912
Diluted	95,093	95,277	95,266	95,264	95,261	95,211	94,912
Period end shares outstanding	94,993	95,277	95,258	95,275	95,261	94,993	95,261
Cash dividends paid per common share	$0.58	$0.58	$0.58	$0.58	$0.56	$1.74	$1.68
Book value per common share	$80.69	$79.76	$78.91	$78.07	$77.27	$80.69	$77.27
Tangible book value per common share (G)	$43.23	$42.38	$41.48	$40.61	$39.75	$43.23	$39.75

Common Stock Market Price
High	$75.44	$74.56	$82.75	$86.76	$74.87	$82.75	$74.87
Low	$64.27	$61.57	$68.96	$68.94	$58.66	$61.57	$57.16
Period end closing price	$66.35	$70.24	$71.37	$75.35	$72.07	$66.35	$72.07
Employees – FTE (excluding overtime)	3,937	3,921	3,898	3,916	3,896	3,937	3,896
Number of banking centers	283	283	284	283	287	283	287

(D) Includes purchase accounting adjustments for the periods presented as follows:

	Three Months Ended					Year-to-Date
	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Loan discount accretion
Non-PCD	$2,242	$2,486	$2,615	$2,761	$3,616	$7,343	$9,725
PCD	$613	$638	$677	$850	$1,212	$1,928	$4,154
Securities net accretion	$395	$409	$705	$528	$555	$1,509	$1,680
Time deposits amortization	$(1)	$(2)	$(9)	$(21)	$(40)	$(12)	$(133)

(E) Using effective tax rate of 21.9%, 21.5%, 21.7%, 21.7% and 21.6% for the three months ended September 30, 2025, June 30, 2025, March 31, 2025, December 31, 2024 and September 30, 2024, respectively, and 21.7% and 21.8% for the nine months ended September 30, 2025 and 2024, respectively.

(F) Interim periods annualized.

(G) Refer to the “Notes to Selected Financial Data” at the end of this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.

(H) Net interest margin for all periods presented is based on average balances on an actual 365-day or 366-day basis.

(I) Calculated by dividing total noninterest expense, excluding credit loss provisions, by net interest income plus noninterest income, excluding net gains and losses on the sale, write-down or write-up of assets and securities. Additionally, taxes are not part of this calculation.

(J) For calculations of the annualized returns on average assets, average common equity and average tangible common equity excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, FDIC special assessment, net of tax, and net gain on sale or write-up of securities, net of tax refer to the “Notes to Selected Financial Data” at the end of this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.

(K) For calculations of the efficiency ratio excluding merger related expenses and FDIC special assessment refer to the “Notes to Selected Financial Data” at the end of this Earnings Release for a reconciliation of these non-GAAP financial measures to the nearest respective GAAP financial measures.

Prosperity Bancshares, Inc.®

Financial Highlights (Unaudited)

(Dollars in thousands)

YIELD ANALYSIS	Three Months Ended
	Sep 30, 2025				Jun 30, 2025				Sep 30, 2024
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	(L)	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	(L)	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	(L)
Interest-earning assets:
Loans held for sale	$8,371	$140	6.64%		$9,813	$166	6.79%		$7,913	$137	6.89%
Loans held for investment	20,851,896	309,949	5.90%		20,907,400	306,671	5.88%		21,107,139	316,939	5.97%
Loans held for investment - Warehouse Purchase Program	1,217,579	19,356	6.31%		1,179,307	18,653	6.34%		1,114,681	20,375	7.27%
Total loans	22,077,846	329,445	5.92%		22,096,520	325,490	5.91%		22,229,733	337,451	6.04%
Investment securities	10,530,807	58,207	2.19%	(M)	10,867,856	57,836	2.13%	(M)	11,612,193	59,617	2.04%	(M)
Federal funds sold and other earning assets	934,318	10,455	4.44%		841,933	9,438	4.50%		1,531,788	20,835	5.41%
Total interest-earning assets	33,542,971	398,107	4.71%		33,806,309	392,764	4.66%		35,373,714	417,903	4.70%
Allowance for credit losses on loans	(343,872)				(348,310)				(358,237)
Noninterest-earning assets	4,930,764				4,933,215				4,873,725
Total assets	$38,129,863				$38,391,214				$39,889,202

Interest-bearing liabilities:
Interest-bearing demand deposits	$4,656,452	$8,951	0.76%		$4,807,864	$8,859	0.74%		$4,774,975	$9,251	0.77%
Savings and money market deposits	8,977,585	46,934	2.07%		8,944,897	45,796	2.05%		8,908,315	49,824	2.23%
Certificates and other time deposits	4,422,996	40,080	3.60%		4,366,510	39,135	3.59%		4,564,232	48,683	4.24%
Other borrowings	2,480,435	27,613	4.42%		2,717,583	30,101	4.44%		3,900,000	46,792	4.77%
Securities sold under repurchase agreements	187,462	1,094	2.32%		194,577	1,151	2.37%		242,813	1,662	2.72%
Total interest-bearing liabilities	20,724,930	124,672	2.39%	(N)	21,031,431	125,042	2.38%	(N)	22,390,335	156,212	2.78%	(N)

Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	9,451,153				9,508,845				9,680,785
Allowance for credit losses on off-balance sheet credit exposures	37,646				37,646				37,646
Other liabilities	258,156				227,002				433,171
Total liabilities	30,471,885				30,804,924				32,541,937
Shareholders' equity	7,657,978				7,586,290				7,347,265
Total liabilities and shareholders' equity	$38,129,863				$38,391,214				$39,889,202

Net interest income and margin		$273,435	3.23%			$267,722	3.18%			$261,691	2.94%
Non-GAAP to GAAP reconciliation:
Tax equivalent adjustment		807				574				808
Net interest income and margin (tax equivalent basis)		$274,242	3.24%			$268,296	3.18%			$262,499	2.95%

(L) Annualized and based on an actual 365-day or 366-day basis.

(M) Yield on securities was impacted by net premium amortization of $2,877, $4,926, and $5,574 for the three months ended September 30, 2025, June 30, 2025 and September 30, 2024, respectively.

(N) Total cost of funds, including noninterest bearing deposits, was 1.64%, 1.64% and 1.94% for the three months ended September 30, 2025, June 30, 2025 and September 30, 2024, respectively.

Prosperity Bancshares, Inc.®

Financial Highlights (Unaudited)

(Dollars in thousands)

YIELD ANALYSIS	Year-to-Date
	Sep 30, 2025				Sep 30, 2024
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	(O)	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	(O)
Interest-earning assets:
Loans held for sale	$8,588	$433	6.74%		$7,278	$378	6.94%
Loans held for investment	20,905,781	921,688	5.89%		21,312,440	928,973	5.82%
Loans held for investment - Warehouse Purchase Program	1,092,241	51,837	6.35%		918,172	50,756	7.38%
Total loans	22,006,610	973,958	5.92%		22,237,890	980,107	5.89%
Investment securities	10,803,572	173,929	2.15%	(P)	12,161,391	188,466	2.07%	(P)
Federal funds sold and other earning assets	1,071,293	35,789	4.47%		1,153,335	44,195	5.12%
Total interest-earning assets	33,881,475	1,183,676	4.67%		35,552,616	1,212,768	4.56%
Allowance for credit losses on loans	(347,607)				(341,659)
Noninterest-earning assets	4,955,209				4,823,938
Total assets	$38,489,077				$40,034,895

Interest-bearing liabilities:
Interest-bearing demand deposits	$4,894,289	$26,829	0.73%		$4,947,514	$26,807	0.72%
Savings and money market deposits	8,976,481	138,375	2.06%		9,060,992	147,228	2.17%
Certificates and other time deposits	4,405,329	120,148	3.65%		4,356,700	132,539	4.06%
Other borrowings	2,657,143	88,206	4.44%		3,960,821	142,020	4.79%
Securities sold under repurchase agreements	199,883	3,579	2.39%		265,878	5,453	2.74%
Total interest-bearing liabilities	21,133,125	377,137	2.39%	(Q)	22,591,905	454,047	2.68%	(Q)

Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	9,487,984				9,759,927
Allowance for credit losses on off-balance sheet credit exposures	37,646				36,994
Other liabilities	246,408				372,060
Total liabilities	30,905,163				32,760,886
Shareholders' equity	7,583,914				7,274,009
Total liabilities and shareholders' equity	$38,489,077				$40,034,895

Net interest income and margin		$806,539	3.18%			$758,721	2.85%
Non-GAAP to GAAP reconciliation:
Tax equivalent adjustment		1,671				2,416
Net interest income and margin (tax equivalent basis)		$808,210	3.19%			$761,137	2.86%

(O) Based on an actual 365-day or 366-day basis.

(P) Yield on securities was impacted by net premium amortization of $12,830 and $17,227 for the nine months ended September 30, 2025 and 2024, respectively.

(Q) Total cost of funds, including noninterest bearing deposits, was 1.65% and 1.87% for the nine months ended September 30, 2025 and 2024, respectively.

Prosperity Bancshares, Inc.®

Financial Highlights (Unaudited)

(Dollars in thousands)

	Three Months Ended
	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024
YIELD TREND (R)

Interest-Earning Assets:
Loans held for sale	6.64%	6.79%	6.80%	6.68%	6.89%
Loans held for investment	5.90%	5.88%	5.90%	5.93%	5.97%
Loans held for investment - Warehouse Purchase Program	6.31%	6.34%	6.40%	6.66%	7.27%
Total loans	5.92%	5.91%	5.92%	5.97%	6.04%
Investment securities (S)	2.19%	2.13%	2.13%	2.06%	2.04%
Federal funds sold and other earning assets	4.44%	4.50%	4.47%	4.80%	5.41%
Total interest-earning assets	4.71%	4.66%	4.64%	4.66%	4.70%

Interest-Bearing Liabilities:
Interest-bearing demand deposits	0.76%	0.74%	0.70%	0.70%	0.77%
Savings and money market deposits	2.07%	2.05%	2.06%	2.10%	2.23%
Certificates and other time deposits	3.60%	3.59%	3.75%	4.06%	4.24%
Other borrowings	4.42%	4.44%	4.45%	4.73%	4.77%
Securities sold under repurchase agreements	2.32%	2.37%	2.48%	2.58%	2.72%
Total interest-bearing liabilities	2.39%	2.38%	2.39%	2.60%	2.78%

Net Interest Margin	3.23%	3.18%	3.14%	3.04%	2.94%
Net Interest Margin (tax equivalent)	3.24%	3.18%	3.14%	3.05%	2.95%

(R) Annualized and based on average balances on an actual 365-day or 366-day basis.

(S) Yield on securities was impacted by net premium amortization of $2,877, $4,926, $5,027, $5,609 and $5,574 for the three months ended September 30, 2025, June 30, 2025, March 31, 2025, December 31, 2024 and September 30, 2024, respectively.

Prosperity Bancshares, Inc.®

Financial Highlights (Unaudited)

(Dollars in thousands)

	Three Months Ended
	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024
Balance Sheet Averages
Loans held for sale	$8,371	$9,813	$7,570	$8,571	$7,913
Loans held for investment	20,851,896	20,907,400	20,959,226	21,038,694	21,107,139
Loans held for investment - Warehouse Purchase Program	1,217,579	1,179,307	876,086	1,137,113	1,114,681
Total loans	22,077,846	22,096,520	21,842,882	22,184,378	22,229,733

Investment securities	10,530,807	10,867,856	11,017,400	11,265,535	11,612,193
Federal funds sold and other earning assets	934,318	841,933	1,443,220	1,628,050	1,531,788
Total interest-earning assets	33,542,971	33,806,309	34,303,502	35,077,963	35,373,714
Allowance for credit losses on loans	(343,872)	(348,310)	(350,715)	(353,560)	(358,237)
Cash and due from banks	291,809	294,379	326,066	317,420	304,911
Goodwill	3,503,127	3,503,127	3,503,128	3,505,030	3,504,300
Core deposit intangibles, net	56,956	60,739	64,293	68,167	72,330
Other real estate	11,533	8,749	7,105	6,778	5,339
Fixed assets, net	377,680	374,486	374,448	373,561	375,626
Other assets	689,659	691,735	729,251	632,040	611,219
Total assets	$38,129,863	$38,391,214	$38,957,078	$39,627,399	$39,889,202

Noninterest-bearing deposits	$9,451,153	$9,508,845	$9,504,540	$9,829,912	$9,680,785
Interest-bearing demand deposits	4,656,452	4,807,864	5,224,796	4,845,174	4,774,975
Savings and money market deposits	8,977,585	8,944,897	9,007,286	8,915,410	8,908,315
Certificates and other time deposits	4,422,996	4,366,510	4,426,521	4,552,445	4,564,232
Total deposits	27,508,186	27,628,116	28,163,143	28,142,941	27,928,307
Other borrowings	2,480,435	2,717,583	2,776,667	3,332,609	3,900,000
Securities sold under repurchase agreements	187,462	194,577	217,945	231,240	242,813
Allowance for credit losses on off-balance sheet credit exposures	37,646	37,646	37,646	37,646	37,646
Other liabilities	258,156	227,002	255,876	454,298	433,171
Shareholders' equity	7,657,978	7,586,290	7,505,801	7,428,665	7,347,265
Total liabilities and equity	$38,129,863	$38,391,214	$38,957,078	$39,627,399	$39,889,202

Prosperity Bancshares, Inc.®

Financial Highlights (Unaudited)

(Dollars in thousands)

	Sep 30, 2025		Jun 30, 2025		Mar 31, 2025		Dec 31, 2024		Sep 30, 2024
Period End Balances

Loan Portfolio
Commercial and industrial	$1,879,282	8.5%	$1,897,117	8.6%	$1,915,124	8.7%	$1,962,111	8.8%	$1,970,844	8.8%
Warehouse purchase program	1,278,178	5.8%	1,287,440	5.8%	1,057,893	4.8%	1,080,903	4.9%	1,228,706	5.5%
Construction, land development and other land loans	2,865,279	13.0%	2,873,238	12.9%	2,845,082	13.0%	2,859,281	12.9%	2,814,521	12.6%
1-4 family residential	7,461,900	33.9%	7,530,816	33.9%	7,576,350	34.5%	7,581,450	34.2%	7,557,858	33.8%
Home equity	848,740	3.9%	869,370	3.9%	896,529	4.1%	906,139	4.1%	919,676	4.1%
Commercial real estate (includes multi-family residential)	5,796,937	26.3%	5,827,645	26.3%	5,783,410	26.3%	5,800,985	26.2%	5,869,687	26.2%
Agriculture (includes farmland)	1,019,589	4.6%	1,029,250	4.6%	1,013,960	4.6%	1,033,546	4.7%	1,033,224	4.6%
Consumer and other	366,027	1.7%	368,747	1.7%	378,821	1.7%	378,817	1.7%	413,548	1.8%
Energy	511,837	2.3%	513,765	2.3%	510,401	2.3%	545,977	2.5%	572,788	2.6%
Total loans	$22,027,769		$22,197,388		$21,977,570		$22,149,209		$22,380,852

Deposit Types
Noninterest-bearing DDA	$9,522,028	34.3%	$9,426,657	34.3%	$9,675,915	34.5%	$9,798,438	34.5%	$9,811,361	34.9%
Interest-bearing DDA	4,766,146	17.2%	4,708,251	17.1%	4,931,769	17.6%	5,182,035	18.3%	4,800,758	17.1%
Money market	6,402,591	23.0%	6,302,770	23.0%	6,339,509	22.6%	6,229,022	21.9%	6,166,792	22.0%
Savings	2,616,196	9.4%	2,667,859	9.7%	2,703,736	9.7%	2,685,496	9.5%	2,707,982	9.6%
Certificates and other time deposits	4,475,133	16.1%	4,367,874	15.9%	4,375,870	15.6%	4,486,347	15.8%	4,600,718	16.4%
Total deposits	$27,782,094		$27,473,411		$28,026,799		$28,381,338		$28,087,611

Loan to Deposit Ratio	79.3%		80.8%		78.4%		78.0%		79.7%

Prosperity Bancshares, Inc.®

Financial Highlights (Unaudited)

(Dollars in thousands)

Construction Loans

	Sep 30, 2025		Jun 30, 2025		Mar 31, 2025		Dec 31, 2024		Sep 30, 2024

Single family residential construction	$665,194	23.2%	$696,569	24.2%	$727,417	25.6%	$778,067	27.2%	$836,571	29.7%
Land development	248,616	8.7%	227,254	7.9%	225,784	7.9%	260,158	9.1%	256,571	9.1%
Raw land	230,021	8.0%	248,380	8.7%	261,918	9.2%	278,892	9.7%	263,411	9.4%
Residential lots	203,396	7.1%	217,835	7.6%	219,115	7.7%	209,850	7.3%	217,920	7.7%
Commercial lots	59,853	2.1%	55,176	1.9%	56,343	2.0%	59,044	2.1%	58,472	2.1%
Commercial construction and other	1,459,255	50.9%	1,428,985	49.7%	1,355,587	47.6%	1,274,619	44.6%	1,183,127	42.0%
Net unaccreted discount	(1,056)		(961)		(1,082)		(1,349)		(1,551)
Total construction loans	$2,865,279		$2,873,238		$2,845,082		$2,859,281		$2,814,521

Non-Owner Occupied Commercial Real Estate Loans by Metropolitan Statistical Area (MSA) as of September 30, 2025

	Houston	Dallas	Austin	OK City	Tulsa	Other (T)	Total
Collateral Type
Shopping center/retail	$328,842	$230,333	$122,499	$15,103	$12,002	$319,570	$1,028,349
Commercial and industrial buildings	179,377	103,862	24,433	32,680	12,026	256,858	609,236
Office buildings	99,991	280,699	68,563	43,802	4,224	94,839	592,118
Medical buildings	105,993	16,818	1,642	41,745	26,479	64,595	257,272
Apartment buildings	107,677	127,757	64,215	11,115	13,508	209,436	533,708
Hotel	106,613	116,016	30,162	13,349	—	176,330	442,470
Other	170,647	59,768	19,364	5,654	6,868	93,779	356,080
Total	$1,099,140	$935,253	$330,878	$163,448	$75,107	$1,215,407	$3,819,233	(U)

Acquired Loans

	Non-PCD Loans			PCD Loans			Total Acquired Loans
	Balance at Acquisition Date	Balance at Jun 30, 2025	Balance at Sep 30, 2025	Balance at Acquisition Date	Balance at Jun 30, 2025	Balance at Sep 30, 2025	Balance at Acquisition Date		Balance at Jun 30, 2025	Balance at Sep 30, 2025
Loan marks:
Acquired banks (V)	$388,625	$22,766	$20,406	$332,400	$6,075	$5,472	$721,025		$28,841	$25,878

Acquired portfolio loan balances:
Acquired banks (V)	14,323,981	1,786,602	1,609,115	1,376,673	387,143	350,644	15,700,654	(W)	2,173,745	1,959,759

Acquired portfolio loan balances less loan marks	$13,935,356	$1,763,836	$1,588,709	$1,044,273	$381,068	$345,172	$14,979,629		$2,144,904	$1,933,881

(T) Includes other MSA and non-MSA regions.

(U) Represents a portion of total commercial real estate loans of $5.797 billion as of September 30, 2025.

(V) Includes Bank Arlington, American State Bank, Community National Bank, First Federal Bank Texas, Coppermark Bank, First Victoria National Bank, The F&M Bank & Trust Company, Tradition Bank, LegacyTexas Bank, FirstCapital Bank and Lone Star Bank.

(W) Actual principal balances acquired.

Prosperity Bancshares, Inc.®

Financial Highlights (Unaudited)

(Dollars in thousands)

	Three Months Ended					Year-to-Date
	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Asset Quality
Nonaccrual loans	$105,529	$102,031	$73,287	$73,647	$83,969	$105,529	$83,969
Accruing loans 90 or more days past due	268	576	91	2,189	20	268	20
Total nonperforming loans	105,797	102,607	73,378	75,836	83,989	105,797	83,989
Repossessed assets	16	6	29	4	177	16	177
Other real estate	13,750	7,874	8,012	5,701	5,757	13,750	5,757
Total nonperforming assets	$119,563	$110,487	$81,419	$81,541	$89,923	$119,563	$89,923

Nonperforming assets:
Commercial and industrial (includes energy)	$27,880	$27,680	$8,966	$10,080	$13,642	$27,880	$13,642
Construction, land development and other land loans	583	1,859	1,952	4,481	4,053	583	4,053
1-4 family residential (includes home equity)	57,241	50,501	42,481	44,824	36,660	57,241	36,660
Commercial real estate (includes multi-family residential)	11,471	12,865	12,257	18,861	32,803	11,471	32,803
Agriculture (includes farmland)	17,080	17,547	15,725	3,208	2,686	17,080	2,686
Consumer and other	5,308	35	38	87	79	5,308	79
Total	$119,563	$110,487	$81,419	$81,541	$89,923	$119,563	$89,923
Number of loans/properties	424	392	363	368	346	424	346
Allowance for credit losses on loans	$339,626	$346,084	$349,101	$351,805	$354,397	$339,626	$354,397

Net charge-offs (recoveries):
Commercial and industrial (includes energy)	$3,341	$1,044	$330	$405	$3,309	$4,715	$6,369
Construction, land development and other land loans	34	(3)	(156)	294	378	(125)	485
1-4 family residential (includes home equity)	853	342	1,051	180	409	2,246	1,291
Commercial real estate (includes multi-family residential)	1,015	55	178	362	258	1,248	(140)
Agriculture (includes farmland)	(40)	(14)	—	5	(116)	(54)	121
Consumer and other	1,255	1,593	1,301	1,346	1,217	4,149	3,840
Total	$6,458	$3,017	$2,704	$2,592	$5,455	$12,179	$11,966

Asset Quality Ratios
Nonperforming assets to average interest-earning assets	0.36%	0.33%	0.24%	0.23%	0.25%	0.35%	0.25%
Nonperforming assets to loans and other real estate	0.54%	0.50%	0.37%	0.37%	0.40%	0.54%	0.40%
Net charge-offs to average loans (annualized)	0.12%	0.05%	0.05%	0.05%	0.10%	0.07%	0.07%
Allowance for credit losses on loans to total loans	1.54%	1.56%	1.59%	1.59%	1.58%	1.54%	1.58%
Allowance for credit losses on loans to total loans, excluding Warehouse Purchase Program loans (G)	1.64%	1.66%	1.67%	1.67%	1.68%	1.64%	1.68%

Prosperity Bancshares, Inc.®

Notes to Selected Financial Data (Unaudited)

(Dollars and share amounts in thousands, except per share data)

NOTES TO SELECTED FINANCIAL DATA

Prosperity’s management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate its performance. Specifically, for internal planning and forecasting purposes, Prosperity reviews each of diluted earnings per share, return on average assets, return on average common equity, and return on average tangible common equity, in each case excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, FDIC special assessment, net of tax, and net gain on sale or write-up of securities, net of tax; return on average tangible common equity; tangible book value per share; the tangible equity to tangible assets ratio; allowance for credit losses to total loans excluding Warehouse Purchase Program loans; the efficiency ratio, excluding net gains and losses on the sale, write-down or write-up of assets and securities; and the efficiency ratio, excluding net gains and losses on the sale, write-down or write-up of assets and securities, merger related expenses and FDIC special assessment. In addition, due to the application of purchase accounting, Prosperity uses certain non-GAAP financial measures and ratios that exclude the impact of these items to evaluate its allowance for credit losses to total loans (excluding Warehouse Purchase Program loans). Prosperity has included information below relating to these non-GAAP financial measures for the applicable periods presented.

	Three Months Ended					Year-to-Date
	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024

Reconciliation of diluted earnings per share to diluted earnings per share excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, FDIC special assessment, net of tax, and net gain on sale or write-up of securities, net of tax:

Diluted earnings per share (unadjusted)	$1.45	$1.42	$1.37	$1.37	$1.34	$4.23	$3.68

Net income	$137,556	$135,155	$130,225	$130,076	$127,282	$402,936	$349,310
Merger related provision for credit losses, net of tax(X)	—	—	—	—	—	—	7,162
Merger related expenses, net of tax(X)	49	—	—	—	50	49	3,511
FDIC special assessment, net of tax(X)	—	—	—	—	—	—	2,807
Net gain on sale or write-up of securities, net of tax(X)	—	—	—	—	(177)	—	(8,884)
Net income excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, FDIC special assessment, net of tax, and net gain on sale or write-up of securities, net of tax(X):	$137,605	$135,155	$130,225	$130,076	$127,155	$402,985	$353,906

Weighted average diluted shares outstanding	95,093	95,277	95,266	95,264	95,261	95,211	94,912
Merger related provision for credit losses, net of tax, per diluted common share(X)	$—	$—	$—	$—	$—	$—	$0.08
Merger related expenses, net of tax, per diluted common share(X)	$—	$—	$—	$—	$—	$—	$0.04
FDIC special assessment, net of tax, per diluted common share(X)	$—	$—	$—	$—	$—	$—	$0.03
Net gain on sale or write-up of securities, net of tax, per diluted common share(X)	$—	$—	$—	$—	$—	$—	$(0.09)
Diluted earnings per share excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, FDIC special assessment, net of tax, and net gain on sale or write-up of securities, net of tax:(X)	$1.45	$1.42	$1.37	$1.37	$1.34	$4.23	$3.74

Reconciliation of return on average assets to return on average assets excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, FDIC special assessment, net of tax, and net gain on sale or write-up of securities, net of tax:

Return on average assets (unadjusted)	1.44%	1.41%	1.34%	1.31%	1.28%	1.40%	1.16%

Net income excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, FDIC special assessment, net of tax, and net gain on sale or write-up of securities, net of tax(X):	$137,605	$135,155	$130,225	$130,076	$127,155	$402,985	$353,906
Average total assets	$38,129,863	$38,391,214	$38,957,078	$39,627,399	$39,889,202	$38,489,077	$40,034,895
Return on average assets excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, FDIC special assessment, net of tax, and net gain on sale or write-up of securities, net of tax (F) (X)	1.44%	1.41%	1.34%	1.31%	1.28%	1.40%	1.18%

(X) Calculated assuming a federal tax rate of 21.0%.

	Three Months Ended					Year-to-Date
	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024

Reconciliation of return on average common equity to return on average common equity excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, FDIC special assessment, net of tax, and net gain on sale or write-up of securities, net of tax:

Return on average common equity (unadjusted)	7.18%	7.13%	6.94%	7.00%	6.93%	7.08%	6.40%

Net income excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, FDIC special assessment, net of tax, and net gain on sale or write-up of securities, net of tax(X):	$137,605	$135,155	$130,225	$130,076	$127,155	$402,985	$353,906
Average shareholders' equity	$7,657,978	$7,586,290	$7,505,801	$7,428,665	$7,347,265	$7,583,914	$7,274,009
Return on average common equity excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, FDIC special assessment, net of tax, and net gain on sale or write-up of securities, net of tax (F) (X)	7.19%	7.13%	6.94%	7.00%	6.92%	7.08%	6.49%

Reconciliation of return on average common equity to return on average tangible common equity:
Net income	$137,556	$135,155	$130,225	$130,076	$127,282	$402,936	$349,310
Average shareholders' equity	$7,657,978	$7,586,290	$7,505,801	$7,428,665	$7,347,265	$7,583,914	$7,274,009
Less: Average goodwill and other intangible assets	(3,560,083)	(3,563,866)	(3,567,421)	(3,573,197)	(3,576,630)	(3,563,763)	(3,526,501)
Average tangible shareholders’ equity	$4,097,895	$4,022,424	$3,938,380	$3,855,468	$3,770,635	$4,020,151	$3,747,508
Return on average tangible common equity (F)	13.43%	13.44%	13.23%	13.50%	13.50%	13.36%	12.43%

Reconciliation of return on average common equity to return on average tangible common equity excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, and FDIC special assessment, net of tax:

Net income excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, FDIC special assessment, net of tax, and net gain on sale or write-up of securities, net of tax(X):	$137,605	$135,155	$130,225	$130,076	$127,155	$402,985	$353,906
Average shareholders' equity	$7,657,978	$7,586,290	$7,505,801	$7,428,665	$7,347,265	$7,583,914	$7,274,009
Less: Average goodwill and other intangible assets	(3,560,083)	(3,563,866)	(3,567,421)	(3,573,197)	(3,576,630)	(3,563,763)	(3,526,501)
Average tangible shareholders’ equity	$4,097,895	$4,022,424	$3,938,380	$3,855,468	$3,770,635	$4,020,151	$3,747,508
Return on average tangible common equity excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, FDIC special assessment, net of tax, and net gain on sale or write-up of securities, net of tax (F) (X)	13.43%	13.44%	13.23%	13.50%	13.49%	13.37%	12.59%

Reconciliation of book value per share to tangible book value per share:
Shareholders’ equity	$7,664,938	$7,599,736	$7,517,061	$7,438,495	$7,361,249	$7,664,938	$7,361,249
Less: Goodwill and other intangible assets	(3,558,321)	(3,561,923)	(3,565,533)	(3,569,176)	(3,574,566)	(3,558,321)	(3,574,566)
Tangible shareholders’ equity	$4,106,617	$4,037,813	$3,951,528	$3,869,319	$3,786,683	$4,106,617	$3,786,683

Period end shares outstanding	94,993	95,277	95,258	95,275	95,261	94,993	95,261
Tangible book value per share	$43.23	$42.38	$41.48	$40.61	$39.75	$43.23	$39.75

	Three Months Ended					Year-to-Date
	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Reconciliation of equity to assets ratio to period end tangible equity to period end tangible assets ratio:
Tangible shareholders’ equity	$4,106,617	$4,037,813	$3,951,528	$3,869,319	$3,786,683	$4,106,617	$3,786,683
Total assets	$38,330,469	$38,417,352	$38,764,675	$39,566,738	$40,115,320	$38,330,469	$40,115,320
Less: Goodwill and other intangible assets	(3,558,321)	(3,561,923)	(3,565,533)	(3,569,176)	(3,574,566)	(3,558,321)	(3,574,566)
Tangible assets	$34,772,148	$34,855,429	$35,199,142	$35,997,562	$36,540,754	$34,772,148	$36,540,754
Period end tangible equity to period end tangible assets ratio	11.81%	11.58%	11.23%	10.75%	10.36%	11.81%	10.36%

Reconciliation of allowance for credit losses to total loans to allowance for credit losses on loans to total loans excluding Warehouse Purchase Program:
Allowance for credit losses on loans	$339,626	$346,084	$349,101	$351,805	$354,397	$339,626	$354,397
Total loans	$22,027,769	$22,197,388	$21,977,570	$22,149,209	$22,380,852	$22,027,769	$22,380,852
Less: Warehouse Purchase Program loans	(1,278,178)	(1,287,440)	(1,057,893)	(1,080,903)	(1,228,706)	(1,278,178)	(1,228,706)
Total loans less Warehouse Purchase Program	$20,749,591	$20,909,948	$20,919,677	$21,068,306	$21,152,146	$20,749,591	$21,152,146
Allowance for credit losses on loans to total loans excluding Warehouse Purchase Program	1.64%	1.66%	1.67%	1.67%	1.68%	1.64%	1.68%

Reconciliation of efficiency ratio to efficiency ratio excluding net gains and losses on the sale, write-down or write-up of assets and securities:
Noninterest expense	$138,635	$138,565	$140,301	$141,545	$140,338	$417,501	$429,028

Net interest income	$273,435	$267,722	$265,382	$267,774	$261,691	$806,539	$758,721
Noninterest income	41,238	42,982	41,301	39,837	41,099	125,521	125,972
Less: net gain (loss) on sale or write-down of assets	3	1,414	(235)	584	3,178	1,182	2,240
Less: net gain on sale or write-up of securities	—	—	—	—	224	—	11,245
Noninterest income excluding net gains and losses on the sale, write-down or write-up of assets and securities	41,235	41,568	41,536	39,253	37,697	124,339	112,487
Total income excluding net gains and losses on the sale, write-down or write-up of assets and securities	$314,670	$309,290	$306,918	$307,027	$299,388	$930,878	$871,208
Efficiency ratio, excluding net gains and losses on the sale, write-down or write-up of assets and securities	44.06%	44.80%	45.71%	46.10%	46.87%	44.85%	49.25%

Reconciliation of efficiency ratio to efficiency ratio, excluding net gains and losses on the sale, write-down or write-up of assets and securities, merger related expenses and FDIC special assessment:

Noninterest expense	$138,635	$138,565	$140,301	$141,545	$140,338	$417,501	$429,028
Less: merger related expenses	62	—	—	—	63	62	4,444
Less: FDIC special assessment	—	—	—	—	—	—	3,554
Noninterest expense excluding merger related expenses and FDIC special assessment	$138,573	$138,565	$140,301	$141,545	$140,275	$417,439	$421,030

Net interest income	$273,435	$267,722	$265,382	$267,774	$261,691	$806,539	$758,721
Noninterest income	41,238	42,982	41,301	39,837	41,099	125,521	125,972
Less: net gain (loss) on sale or write down of assets	3	1,414	(235)	584	3,178	1,182	2,240
Less: net gain on sale or write-up of securities	—	—	—	—	224	—	11,245
Noninterest income excluding net gains and losses on the sale, write-down or write-up of assets and securities	41,235	41,568	41,536	39,253	37,697	124,339	112,487
Total income excluding net gains and losses on the sale, write-down or write-up of assets and securities	$314,670	$309,290	$306,918	$307,027	$299,388	$930,878	$871,208
Efficiency ratio, excluding net gains and losses on the sale, write-down or write-up of assets and securities, merger related expenses and FDIC special assessment	44.04%	44.80%	45.71%	46.10%	46.85%	44.84%	48.33%